Exhibit 99.1

Press Release Release date: August 5, 2025

Uniti Group Inc. Reports Second Quarter 2025 Results

Completes Previously Announced Merger with Windstream

Provides Consolidated 2025 Outlook for Combined Company

•	Net Loss of $10.7 Million for the Second Quarter

•	Net Loss of $0.04 Per Diluted Common Share for the Second Quarter

•	AFFO of $0.36 Per Diluted Common Share for the Second Quarter

LITTLE ROCK, Ark., August 5, 2025 (GLOBE NEWSWIRE) – Uniti Group Inc. (“Uniti” or the “Company”) (Nasdaq: UNIT) today announced its results for the second quarter 2025. The second quarter results and highlights presented in this release are for legacy Uniti Group Inc. (now known as Uniti Group LLC and a subsidiary of the Company) prior to the previously announced business combination with Windstream, which closed August 1, 2025, as discussed in greater detail below.

“This is an exciting time for Uniti as we enter a new chapter in the Company’s history with the completion of our merger with Windstream. The combination creates a premier insurgent fiber provider with approximately 240,000 route miles that is uniquely positioned to benefit from many favorable tailwinds driving the communications infrastructure industry, including convergence and Generative AI,” commented Kenny Gunderman, President and Chief Executive Officer of Uniti.

Mr. Gunderman continued, “We saw another quarter of solid results at Uniti and continue to successfully execute on our priorities we set out earlier this year. Our core recurring strategic fiber revenue grew approximately 5% in the second quarter of 2025 when compared to the second quarter of 2024, consolidated bookings were consistent with levels in recent quarters, and the capital intensity of our fiber business continues to become more efficient. We also successfully issued unsecured debt recently for the first time within the past four years and redeemed a portion of our most expensive current outstanding debt while at the same time substantially reducing our secured leverage. We are well positioned to now accelerate our already impressive fiber to home build engine and ultimately grow our mission critical fiber business.”

QUARTERLY RESULTS

Consolidated revenues for the second quarter of 2025 were $300.7 million. Net loss and Adjusted EBITDA were $10.7 million and $242.6 million, respectively, for the same period, achieving Adjusted EBITDA margins of approximately 81%. Net loss attributable to common shares was $10.7 million for the period. AFFO attributable to common shareholders was $96.5 million, or $0.36 per diluted common share.

Uniti Fiber contributed $74.3 million of revenues and $28.8 million of Adjusted EBITDA for the second quarter of 2025, achieving Adjusted EBITDA margins of approximately 39%. Uniti Fiber’s net success-based capital expenditures during the quarter were $20.6 million.

Uniti Leasing contributed revenues of $226.5 million and Adjusted EBITDA of $220.1 million for the second quarter. Uniti Leasing’s net success-based capital expenditures during the quarter were $1.8 million.

FINANCING TRANSACTIONS

On June 24, 2025, Uniti closed its offering of $600 million aggregate principal amount of 8.625% Senior Unsecured Notes due 2032. Uniti used the net proceeds from the offering to fund the partial redemption of $500 million aggregate principal amount of its outstanding 10.50% Senior Secured Notes due 2028 and for general corporate purposes.

LIQUIDITY

At quarter-end, the Company had approximately $740.7 million of unrestricted cash and cash equivalents, and undrawn borrowing availability under its revolving credit agreement. The Company’s leverage ratio at quarter-end was 5.75x based on net debt to second quarter 2025 annualized Adjusted EBITDA, excluding the debt and the net contributions from our ABS facilities.

MERGER WITH WINDSTREAM

On August 1, 2025, Uniti successfully completed the previously announced merger (the “Merger”) of Uniti Group LLC (formerly known as Uniti Group Inc.) (“Legacy Uniti”) with New Windstream Merger Sub, LLC, and the merger of New Windstream, LLC (together with its subsidiaries, “Windstream”) with and into the Company (formerly known as Windstream Parent, Inc.). As a result of the mergers, both Legacy Uniti and Windstream have become indirect, wholly owned subsidiaries of the Company.

As previously announced, as a result of this Merger, Legacy Uniti shareholders received 0.6029 shares of Uniti common stock per share of Legacy Uniti common stock held at the closing of the Merger, which resulted in Legacy Uniti shareholders collectively holding approximately 62% of the outstanding common stock of the Company. Windstream shareholders received approximately $371 million of cash, the Company’s preferred stock with $575 million in aggregate initial liquidation preference and approximately 38% of the outstanding common stock of the Company. Windstream shareholders additionally received non-voting warrants to acquire up to 6.9% of common stock of the Company. The cash portion of the consideration was financed using available funds under Legacy Uniti’s revolving credit facility and cash on hand.

In conjunction with the closing of the Merger, Uniti recently completed the necessary steps to combine the Legacy Uniti senior indebtedness and legacy Windstream indebtedness under a single organizational silo that includes both Uniti and Windstream and their respective subsidiaries, thereby effectively eliminating any debt covenants limiting the ability of Legacy Uniti and Windstream to operate together efficiently.

FULL YEAR CONSOLIDATED 2025 OUTLOOK

The Company’s 2025 outlook reflects the consolidation of Windstream’s expected results for the five-month period following the closing of the Merger on August 1, 2025. We expect this transaction to contribute additional revenues and Adjusted EBITDA of approximately $1.0 billion and $160 million, respectively, during such period.

The Company is also updating its 2025 outlook primarily for business unit level revisions, the impact from the issuance of the 8.625% senior unsecured notes due 2032 and partial redemption of the 10.50% senior secured notes due 2028, and transaction related and other costs incurred to date. Our outlook excludes any impact from other future acquisitions, capital market transactions, and future transaction-related and other costs not mentioned herein.

The Company’s 2025 outlook is based on management’s current expectations and beliefs but is subject to change as we continue the integration of Windstream and Legacy Uniti.

The Company’s consolidated outlook for 2025 is as follows (in millions):

	Full Year 2025
Revenue	$2,215	to	$2,265
Net loss attributable to common shareholders	(125)	to	(75)
Adjusted EBITDA (1)	1,110	to	1,160
Interest expense, net	665	to	665

(1)	See “Non-GAAP Financial Measures” below.

CONFERENCE CALL

Uniti will hold a conference call today to discuss this earnings release at 8:30 AM Eastern Time (7:30 AM Central Time). The conference call will be webcast live on Uniti’s Investor Relations website at investor.uniti.com. Those parties interested in participating via telephone may register on the Company’s Investor Relations website or by clicking here. A replay of the call will also be made available on the Investor Relations website.

ABOUT UNITI

Uniti (NASDAQ: UNIT) is a premier insurgent fiber provider dedicated to enabling mission-critical connectivity across the United States. We build, operate, and deliver fast and reliable communications services, empowering more than a million consumers and businesses in the digital economy. Our broad portfolio of services is offered through a suite of brands: Uniti Wholesale, Kinetic, Uniti Fiber, and Uniti Solutions. Visit us online at www.uniti.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on assumptions with respect to the future and Uniti management’s current expectations, involve certain risks and uncertainties, and are not guarantees. These forward-looking statements include, but are not limited to, statements regarding Uniti’s fiber build strategy, the businesses growth potential, efficiencies from the debt silos combination, and Uniti’s 2025 outlook. The words “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “will,” “would,” “predicts” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Uniti may not actually achieve the plans, intentions or expectations disclosed in its forward-looking statements, and you should not place undue reliance on the forward-looking statements. Future results may differ materially from the plans, intentions and expectations disclosed in the forward-looking statements that Uniti makes. These forward-looking statements involve risks and uncertainties, known and unknown, that could cause events and results to differ materially from those in the forward-looking statements, including, without limitation: unanticipated difficulties or expenditures relating to the merger of Uniti and Windstream; competition and overbuilding in consumer service areas and general competition in business markets; risks related to Uniti’s indebtedness, which could reduce funds available for business purposes and operational flexibility; rapid changes in technology, which could affect its ability to compete; risks relating to information technology system failures, network disruptions, and failure to protect, loss of, or unauthorized access to, or release of, data; risks related to various forms of regulation from the Federal Communications Commission, state regulatory commissions and other government entities and effects of unfavorable legal proceedings, government investigations, and complex and changing laws; risks inherent in the communications industry and associated with general economic conditions; and additional risks set forth in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company and its predecessors’ most recently filed periodic reports on Form 10-K and Form 10-Q and subsequent filings with the U.S. Securities and Exchange Commission as well as the Company’s predecessor’s registration statement on Form S-4 dated February 12, 2025. The discussion of such risks is not an indication that any such risks have occurred at the time of this filing. Uniti does not assume any obligation to update any forward-looking statements.

NON-GAAP PRESENTATION

This release and today’s conference call contain certain supplemental measures of performance that are not required by, or presented in accordance with, accounting principles generally accepted in the United States (“GAAP”). Such measures should not be considered as alternatives to GAAP. Further information with respect to and reconciliations of such measures to the nearest GAAP measure can be found herein.

Uniti Group Inc.

Consolidated Balance Sheets

(In thousands, except per share data)

	June 30, 2025	December 31, 2024
Assets:
Property, plant and equipment, net	$4,366,790	$4,209,747
Cash and cash equivalents	240,727	155,593
Restricted cash and cash equivalents	57,866	28,254
Accounts receivable, net	40,677	51,418
Goodwill	157,380	157,380
Intangible assets, net	260,563	275,414
Straight-line revenue receivable	114,609	108,870
Operating lease right-of-use assets, net	127,938	126,791
Other assets	40,396	40,633
Deferred income tax assets, net	136,585	128,045
Total Assets	$5,543,531	$5,282,145
Liabilities and Shareholders' Deficit:
Liabilities:
Accounts payable, accrued expenses and other liabilities	$88,302	$89,688
Settlement payable	24,215	71,785
Intangible liabilities, net	140,356	145,703
Accrued interest payable	133,226	143,901
Deferred revenue	1,430,722	1,400,952
Dividends payable	2	665
Operating lease liabilities	82,601	80,504
Finance lease obligations	23,344	17,190
Notes and other debt, net	6,064,751	5,783,597
Total liabilities	7,987,519	7,733,985

Commitments and contingencies

Shareholders' Deficit:
Preferred stock, $0.0001 par value, 50,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.0001 par value, 500,000 shares authorized, issued and outstanding: 238,568 shares at June 30, 2025 and 237,513 shares at December 31, 2024	24	24
Additional paid-in capital	1,241,569	1,236,045
Accumulated other comprehensive loss	(167)	(634)
Distributions in excess of accumulated earnings	(3,685,664)	(3,687,808)
Total Uniti shareholders' deficit	(2,444,238)	(2,452,373)
Noncontrolling interests:
Operating partnership units	—	283
Cumulative non-voting convertible preferred stock, $0.01 par value, 6 shares authorized, 3 issued and outstanding	250	250
Total shareholders' deficit	(2,443,988)	(2,451,840)
Total Liabilities and Shareholders' Deficit	$5,543,531	$5,282,145

Uniti Group Inc.

Consolidated Statements of Income

(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Revenues:
Revenue from rentals
Uniti Leasing	$225,014	$216,640	$445,927	$432,633
Uniti Fiber	13,041	12,663	29,151	24,826
Total revenue from rentals	238,055	229,303	475,078	457,459
Service revenues
Uniti Leasing	1,464	1,646	2,919	3,274
Uniti Fiber	61,213	63,998	116,644	120,632
Total service revenues	62,677	65,644	119,563	123,906
Total revenues	300,732	294,947	594,641	581,365
Costs and Expenses:
Interest expense, net	160,784	127,475	298,771	250,686
Depreciation and amortization	79,663	78,052	159,346	155,537
General and administrative expense	27,838	25,716	56,147	53,849
Operating expense (exclusive of depreciation, accretion and amortization)	34,765	37,036	67,146	72,234
Transaction related and other costs	13,462	10,977	21,309	16,664
Gain on sale of real estate	—	—	—	(18,999)
Other expense (income), net	1,127	(19)	1,127	(301)
Total costs and expenses	317,639	279,237	603,846	529,670

(Loss) income before income taxes and equity in earnings from unconsolidated entities	(16,907)	15,710	(9,205)	51,695
Income tax benefit	(6,178)	(2,571)	(10,696)	(7,934)
Net (loss) income	(10,729)	18,281	1,491	59,629
Net income attributable to noncontrolling interests	—	3	—	22
Net (loss) income attributable to shareholders	(10,729)	18,278	1,491	59,607
Participating securities' share in earnings	—	(723)	(335)	(1,159)
Dividends declared on convertible preferred stock	(5)	(5)	(10)	(10)
Net (loss) income attributable to common shareholders	$(10,734)	$17,550	$1,146	$58,438

Net (loss) income attributable to common shareholders - Basic	(10,734)	17,550	1,146	58,438
Impact of if-converted dilutive securities	—	—	—	—
Net (loss) income attributable to common shareholders - Diluted	$(10,734)	$17,550	$1,146	$58,438

(Loss) income per common share:
Basic	$(0.04)	$0.07	$0.00	$0.25
Diluted	$(0.04)	$0.07	$0.00	$0.25

Weighted-average number of common shares outstanding:
Basic	238,567	237,347	238,318	237,121
Diluted	238,567	237,347	238,318	237,121

Uniti Group Inc.

Consolidated Statements of Cash Flows

(In thousands)

	Six Months Ended June 30,
	2025	2024
Cash flow from operating activities
Net income	$1,491	$59,629
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	159,346	155,537
Amortization of deferred financing costs and debt discount	10,798	10,950
Loss on extinguishment of debt, net	40,458	—
Interest rate cap amortization	545	720
Deferred income taxes	(8,539)	(8,652)
Cash paid for interest rate cap	—	(2,200)
Straight-line revenues and amortization of below-market lease intangibles	(11,661)	(17,038)
Stock-based compensation	7,345	6,745
(Gain) loss on asset disposals	(408)	294
Gain on sale of real estate	—	(18,999)
Accretion of settlement obligation	1,441	3,660
Other	1,666	(48)
Changes in assets and liabilities:
Accounts receivable	10,741	(10,296)
Other assets	9,005	7,264
Accounts payable, accrued expenses and other liabilities	(38,733)	(13,228)
Net cash provided by operating activities	183,495	174,338
Cash flow from investing activities
Capital expenditures	(246,198)	(262,758)
Proceeds from sale of other equipment	611	435
Proceeds from sale of real estate	—	40,039
Proceeds from sale of unconsolidated entity	—	40,000
Net cash used in investing activities	(245,587)	(182,284)
Cash flow from financing activities
Repayment of debt	(900,000)	(122,942)
Proceeds from issuance of notes	600,000	309,000
Dividends paid	(10)	(108,445)
Payments of settlement obligation	(49,011)	(49,011)
Borrowings under revolving credit facility	40,000	125,000
Payments under revolving credit facility	(40,000)	(333,000)
Proceeds from ABS Loan Facility and Notes	589,000	275,000
Finance lease payments	(1,936)	(1,265)
Payments for financing costs	(28,119)	(15,778)
Costs related to the early repayment of debt	(30,982)	—
Distributions paid to noncontrolling interests	—	(37)
Payment for noncontrolling interest	(79)	(92)
Employee stock purchase program	278	326
Payments related to tax withholding for stock-based compensation	(2,303)	(1,583)
Net cash provided by financing activities	176,838	77,173
Net increase in cash, restricted cash and cash equivalents	114,746	69,227
Cash, restricted cash and cash equivalents at beginning of period	183,847	62,264
Cash, restricted cash and cash equivalents at end of period	$298,593	$131,491

Non-cash investing and financing activities:
Property and equipment acquired but not yet paid	$11,450	$7,074
Tenant capital improvements	222,025	94,049

Uniti Group Inc.

Reconciliation of Net Income to FFO and AFFO

(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Net (loss) income attributable to common shareholders	$(10,734)	$17,550	$1,146	$58,438
Real estate depreciation and amortization	58,457	55,615	116,441	111,545
Gain on sale of real estate, net of tax	—	—	—	(18,951)
Participating securities share in earnings	—	723	335	1,159
Participating securities share in FFO	(1,422)	(1,470)	(3,349)	(2,295)
Adjustments for noncontrolling interests	—	(9)	(2)	(25)
FFO attributable to common shareholders	46,301	72,409	114,571	149,871
Transaction related and other costs	13,462	10,977	21,309	16,664
Amortization of deferred financing costs and debt discount	5,276	5,915	10,798	10,950
Write off of deferred financing costs and debt discount	4,712	—	9,477	—
Costs related to the early repayment of debt	28,359	—	32,109	—
Stock based compensation	3,584	3,397	7,345	6,745
Non-real estate depreciation and amortization	21,206	22,437	42,905	43,992
Straight-line revenues and amortization of below-market lease intangibles	(4,802)	(8,216)	(11,661)	(17,038)
Maintenance capital expenditures	(2,176)	(1,909)	(3,582)	(3,998)
TCI revenue amortization	(14,025)	(12,214)	(25,493)	(24,458)
Other, net	(5,414)	(539)	(8,993)	(2,840)
Adjustments for noncontrolling interests	—	(3)	(1)	(8)
AFFO attributable to common shareholders	$96,483	$92,254	$188,784	$179,880

Reconciliation of Diluted FFO and AFFO:
FFO Attributable to common shareholders - Basic	$46,301	$72,409	$114,571	$149,871
Impact of if-converted dilutive securities	5,986	6,878	11,963	13,900
FFO Attributable to common shareholders - Diluted	$52,287	$79,287	$126,534	$163,771

AFFO Attributable to common shareholders - Basic	$96,483	$92,254	$188,784	$179,880
Impact of if-converted dilutive securities	5,747	6,807	11,494	13,783
AFFO Attributable to common shareholders - Diluted	$102,230	$99,061	$200,278	$193,663

Weighted average common shares used to calculate basic earnings per common share (1)	238,567	237,347	238,318	237,121
Impact of dilutive non-participating securities	—	—	—	—
Impact of if-converted dilutive securities	42,044	52,911	42,044	54,070
Weighted average common shares used to calculate diluted FFO and AFFO per common share (1)	280,611	290,258	280,362	291,191

Per diluted common share:
EPS	$(0.04)	$0.07	$0.00	$0.25
FFO	$0.19	$0.27	$0.45	$0.56
AFFO	$0.36	$0.34	$0.71	$0.67

(1)	For periods in which FFO to common shareholders is a loss, the weighted average common shares used to calculate diluted FFO per common share is equal to the weighted average common shares used to calculate basic earnings per share.

Uniti Group Inc.

Reconciliation of EBITDA and Adjusted EBITDA

(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Net (loss) income	$(10,729)	$18,281	$1,491	$59,629
Depreciation and amortization	79,663	78,052	159,346	155,537
Interest expense, net	160,784	127,475	298,771	250,686
Income tax benefit	(6,178)	(2,571)	(10,696)	(7,934)
EBITDA	$223,540	$221,237	$448,912	$457,918
Stock based compensation	3,584	3,397	7,345	6,745
Transaction related and other costs	13,462	10,977	21,309	16,664
Gain on sale of real estate	—	—	—	(18,999)
Other, net	1,977	1,048	2,827	2,959
Adjusted EBITDA	$242,563	$236,659	$480,393	$465,287

Adjusted EBITDA:
Uniti Leasing	$220,111	$210,853	$435,237	$421,530
Uniti Fiber	28,763	31,091	57,519	54,929
Corporate	(6,311)	(5,285)	(12,363)	(11,172)
	$242,563	$236,659	$480,393	$465,287

Annualized Adjusted EBITDA (1)	$929,931

As of June 30, 2025:
Total Debt (2)	$5,584,844
Unrestricted cash and cash equivalents	240,727
Net Debt	$5,344,117

Net Debt/Annualized Adjusted EBITDA	5.75x

(1)	Calculated as Adjusted EBITDA for the most recently reported three-month period, excluding the Adjusted EBITDA of $10.1 million contributed from the ABS Loan Facility subsidiaries, multiplied by four. Annualized Adjusted EBITDA has not been prepared on a pro forma basis in accordance with Article 11 of Regulation S-X.

(2)	Includes $23.3 million of finance leases, but excludes $85.7 million of unamortized discounts and deferred financing costs and excludes the principal balance from the $589.0 million ABS loan facility.

Uniti Group Inc.

Projected Future Results (1)

(In millions)

Year Ended December 31, 2025
Net loss (2)	($125) to ($75)
Interest expense, net	665
Depreciation and amortization	590
Income tax benefit	(63)
EBITDA (2)	1,066 to 1,116
Stock-based compensation	15
Transaction related and other costs (3)	30
Adjusted EBITDA (2)	$ 1,110 to $ 1,160

(1)	These ranges represent management’s best estimates based on the underlying assumptions as of the date of this press release. Future acquisitions, capital market transactions, changes in market conditions, and other factors are excluded from our projections. There can be no assurance that our actual results will not differ materially from the estimates set forth above.

(2)	The components of projected future results may not add due to rounding.

(3)	Future transaction related costs not mentioned herein are not included in our current outlook.

NON-GAAP FINANCIAL MEASURES

We refer to EBITDA, Adjusted EBITDA, Funds From Operations (“FFO”) (as defined by the National Association of Real Estate Investment Trusts (“NAREIT”)) and Adjusted Funds From Operations (“AFFO”) in our analysis of our results of operations, which are not required by, or presented in accordance with, accounting principles generally accepted in the United States (“GAAP”). While we believe that net income, as defined by GAAP, is the most appropriate earnings measure, we also believe that EBITDA, Adjusted EBITDA, as well as FFO and AFFO for a real estate investment trust (“REIT”), are important non-GAAP supplemental measures. Following the Merger, Legacy Uniti ceased to be a REIT, and the Company does not qualify as a REIT for U.S. federal income tax purposes. The Company does not expect to report FFO and AFFO in future periods.

We define “EBITDA” as net income, as defined by GAAP, before interest expense, provision for income taxes and depreciation and amortization. We define “Adjusted EBITDA” as EBITDA before stock-based compensation expense and the impact, which may be recurring in nature, of transaction and integration related costs, costs associated with litigation claims made against us, and costs associated with the implementation of our enterprise resource planning system, (collectively, “Transaction Related and Other Costs”), costs related to the settlement with Windstream, goodwill impairment charges, severance costs, amortization of non-cash rights-of-use assets, the write off of unamortized deferred financing costs, costs incurred as a result of the early repayment of debt, including early tender and redemption premiums and costs associated with the termination of related hedging activities, gains or losses on dispositions, changes in the fair value of contingent consideration and financial instruments, and other similar or infrequent items (although we may not have had such charges in the periods presented). Adjusted EBITDA includes adjustments to reflect the Company’s share of Adjusted EBITDA from unconsolidated entities. We believe EBITDA and Adjusted EBITDA are important supplemental measures to net income because they provide additional information to evaluate our operating performance on an unleveraged basis. Since EBITDA and Adjusted EBITDA are not measures calculated in accordance with GAAP, they should not be considered as alternatives to net income determined in accordance with GAAP.

Because the historical cost accounting convention used for real estate assets requires the recognition of depreciation expense except on land, such accounting presentation implies that the value of real estate assets diminishes predictably over time. However, since real estate values have historically risen or fallen with market and other conditions, presentations of operating results for a REIT that uses historical cost accounting for depreciation could be less informative. Thus, NAREIT created FFO as a supplemental measure of operating performance for REITs that excludes historical cost depreciation and amortization, among other items, from net income, as defined by GAAP. FFO is defined by NAREIT as net income attributable to common shareholders computed in accordance with GAAP, excluding gains or losses from real estate dispositions, plus real estate depreciation and amortization and impairment charges, and includes adjustments to reflect the Company’s share of FFO from unconsolidated entities. We compute FFO in accordance with NAREIT’s definition.

The Company defines AFFO, as FFO excluding (i) Transaction Related and Other Costs; (ii) costs related to the litigation settlement with Windstream, accretion on our settlement obligation, and gains on the prepayment of our settlement obligation as these items are not reflective of ongoing operating performance; (iii) goodwill impairment charges; (iv) certain non-cash revenues and expenses such as stock-based compensation expense, amortization of debt and equity discounts, amortization of deferred financing costs, depreciation and amortization of non-real estate assets, amortization of non-cash rights-of-use assets, straight line revenues, non-cash income taxes, and the amortization of other non-cash revenues to the extent that cash has not been received, such as revenue associated with the amortization of tenant capital improvements; and (v) the impact, which may be recurring in nature, of the write-off of unamortized deferred financing fees, additional costs incurred as a result of the early repayment of debt, including early tender and redemption premiums and costs associated with the termination of related hedging activities, severance costs, taxes associated with tax basis cancellation of debt, gains or losses on dispositions, changes in the fair value of contingent consideration and financial instruments and similar or infrequent items less maintenance capital expenditures. AFFO includes adjustments to reflect the Company’s share of AFFO from unconsolidated entities. We believe that the use of FFO and AFFO, and their respective per share amounts, combined with the required GAAP presentations, improves the understanding of operating results of REITs among investors and analysts, and makes comparisons of operating results among such companies more meaningful. We consider FFO and AFFO to be useful measures for reviewing comparative operating performance. In particular, we believe AFFO, by excluding certain revenue and expense items, can help investors compare our operating performance between periods and to other REITs on a consistent basis without having to account for differences caused by unanticipated items and events, such as transaction and integration related costs. The Company uses FFO and AFFO, and their respective per share amounts, only as performance measures, and FFO and AFFO do not purport to be indicative of cash available to fund our future cash requirements. While FFO and AFFO are relevant and widely used measures of operating performance of REITs, they do not represent cash flows from operations or net income as defined by GAAP and should not be considered an alternative to those measures in evaluating our liquidity or operating performance.

Further, our computations of EBITDA, Adjusted EBITDA, FFO and AFFO may not be comparable to that reported by other REITs or companies that do not define FFO in accordance with the current NAREIT definition or that interpret the current NAREIT definition or define EBITDA, Adjusted EBITDA and AFFO differently than we do.

INVESTOR AND MEDIA CONTACTS:

Paul Bullington, 251-662-1512

Senior Executive Vice President, Chief Financial Officer & Treasurer

paul.bullington@uniti.com

Bill DiTullio, 501-850-0872

Senior Vice President, Investor Relations & Treasury

bill.ditullio@uniti.com